Exhibit 99.1.2

FIRST AMENDMENT TO

PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is made as of this 8th day of January, 2004 by and among THOMAS E. ROBINSON (“Robinson”), CROWN POINT, L.L.C., a Delaware limited liability company (the “Company”), CROWN POINT MANAGER, INC., a Maryland corporation (“CPM” and, collectively with Robinson, the “Seller”) and COPT ACQUISITIONS, INC., a Delaware corporation, or its permitted assigns (collectively the “Purchaser”).

RECITALS

A.            Seller and Purchaser are parties to a certain Purchase Agreement dated as of November 24, 2003 (as amended, the “Agreement”), providing for the purchase of 100% of the membership interests in the Company, as more particularly described in the Agreement; and.

B.            Seller and Purchaser now desire to mutually amend and modify the Agreement as more particularly set forth in this Amendment.

NOW THEREFORE, for and in consideration of the mutual covenants of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed by the parties, and for the benefit which will inure to each party from the execution of this Amendment, Seller and Purchaser hereby agree to reinstate, amend and modify the Agreement as follows, with each reinstatement, amendment and modification to be effective as of the date above:

1.     Defined Terms.  Capitalized terms which are not otherwise defined in this Amendment shall have the same meanings ascribed to such terms in the Agreement.

2.     Amendment of Prorations and Closing Costs.  Notwithstanding anything to the contrary set forth in Section 4.3.9 of the Agreement, the balances held in the reserve funds shall be prorated as follows:

a.             Capital Expenditures Fund:  Purchaser shall credit Seller at Closing based on the balance in this Capital Expenditure Fund as of the Closing Date;

b.             Earn Out Fund:  Purchaser shall not credit Seller at Closing for any funds remaining in this Earn Out Fund as of the Closing Date;

c.             Rollover Fund:

(i)            Purchaser shall credit Seller at Closing based on the balance in this Rollover Fund as of the Closing Date, but only to the extent that such balance does not in any way relate to the PMC Rollover Funds, as that term is more particularly defined in the Existing Loan Documents;

(ii)           With respect to the PMC Rollover Funds, Purchaser shall credit Seller at Closing for the balance of the PMC Rollover Funds as of the Closing Date, such amount to be the present value, discounted from six (6) months following the Closing Date, using a discount rate of ten percent (10%) per annum;

d.             PMC Rent Concession Fund:  Purchaser shall credit Seller at Closing based on the balance in this PMC Rent Concession Fund as of the Closing Date; and

e.             PMC Occupancy Fund:  Purchaser shall not credit Seller at Closing for any funds remaining in this PMC Occupancy Fund as of the Closing Date.

3.     Purchaser’s Affirmative Covenant:  The parties acknowledge that at such time as Aurora and DRS are in occupancy at the Building and both paying rent under their respective leases, the Company shall have satisfied the conditions set forth in the Existing Loan Documents for the release of the funds from the Earn Out Fund and the PMC Occupancy Fund.  Purchaser shall notify Seller in writing the first month in which Purchaser receives rental income from both Aurora and DRS (the “Release Trigger”).  Purchaser hereby covenants to apply for the release of the foregoing funds within seven (7) days after the Release Trigger, and to diligently pursue receipt thereof from the Lender (including, without limitation, sending written correspondence to Lender weekly if the funds are not received in a timely fashion, with copies of such correspondence provided to Seller simultaneously).  Purchaser shall forward all moneys received from Lender to Seller within five (5) days following receipt thereof.  In the event Purchaser is unable to secure the release of the foregoing funds because an Event of Default has occurred and is continuing under the Loan Documents, Purchaser fails to forward the funds as required hereunder, or Purchaser fails to diligently pursue receipt of the funds as required hereunder, at Seller’s request, Purchaser shall pay Seller in an amount equal to the balance of the Earn Out Fund and the PMC Occupancy Fund then held by Lender.  If Lender fails to release the remaining funds from the Earn Out Fund and the PMC Occupancy Fund, and such failure is not related to an Event of Default under the Loan Documents, Purchaser shall pursue all legal remedies available on Seller’s behalf and at Seller’s request, including, without limitation, commencing a legal proceeding, all at Seller’s sole cost and expense (other than any overhead expenses of Purchaser) and with counsel of Seller’s choice.   The provisions of this Section 3 shall survive Closing until such time as all funds under the Earn Out Fund and the PMC Occupancy Fund have been forwarded and received by Seller.

4.     No Default.  Seller and Purchaser acknowledge that all of the covenants and obligations to be performed under the Agreement by each of them through the date of this Amendment have been performed and that no party is in default under the Agreement, or, to the extent any party has violated or failed to perform any covenant or obligation under the Agreement through the date of this Amendment, each party affected thereby hereby waives all claims and rights with respect thereto.  Seller and Purchaser stipulate and agree that, except as expressly modified and amended by this Amendment, the Agreement remains in full force and effect and is unmodified.

5.        Counterparts.  This Amendment may be executed in counterparts, and all such executed counterparts shall constitute the same agreement.  It shall be necessary to account for only one such counterpart in proving this Amendment.  To facilitate the execution and delivery of this Amendment, the parties may execute and exchange counterparts of the signature pages by facsimile, and the signature page of either party to any counterpart may be appended to any other counterpart.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date and year first above written.

SELLER:

CROWN POINT, L.L.C.
a Delaware limited liability company

By:	/s/ Thomas E. Robinson

CROWN POINT MANAGER, INC.
a Maryland corporation

By:	/s/ Thomas E. Robinson
Thomas E. Robinson
President
Date: 1/8/04

/s/ Thomas E. Robinson
Thomas E. Robinson	(Date)

PURCHASER:

COPT ACQUISITIONS, INC.
A Delaware corporation

By:	/s/ Roger A. Waesche, Jr.
Roger A. Waesche, Jr.
Senior Vice President
Date:1/8/04